Exhibit 10.22

2012 Executive Officer Incentive Bonus Plan

To:	Executive officers
From:	Compensation Committee, Board of Directors
Date:	January 1, 2012
Re:	Incentive Bonus Pay for 2012
This document outlines the incentive bonus plan for executive officers of Green Dot Corporation (“Green Dot”) for 2012 (the “Plan”). For purposes of the Plan, “executive officer” means an executive officer of Green Dot who has been designated by the Committee (as defined below) as a participant in the Plan (“Participant”).
The Compensation Committee (the “Committee”) of Green Dot's Board of Directors will administer the Plan. Subject to the general purposes, terms and conditions of the Plan, the Committee shall have authority to implement and carry out the Plan including authority to construe and interpret the Plan. All questions of interpretation or construction of the Plan shall be determined by the Committee. The Committee reserves the right at any time during the year to modify the Plan in total or in part. This Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Compensation Committee.
In order to be eligible to participate in the Plan a Participant must be (i) an employee 90 days before the close of the cycle and (ii) employed at the time of payment.
Executive Officer Incentive Bonus Plan
Bonuses will be paid on an annual basis based upon Green Dot's achievement of the profit and revenue metrics set forth herein. Bonuses will be paid on or about February 15, 2013.
Actual bonus paid = Base Salary x Target Bonus x Actual Payout Multiplier
Target bonus
The target bonus is the target amount that a Participant is eligible to receive, stated as either a percentage of base salary or a flat dollar amount. For 2012, the target bonus amount for each Participant is 40% of his or her 2012 base salary, unless determined otherwise by the Committee.
Achievement of Corporate Objectives
The Actual Payout Multiplier is based upon the company's achievement of two metrics (1) its profit before taxes (“PBT”) and (2) its adjusted total operating revenue (“Annual Revenue”), both terms of which are defined below. PBT and Annual Revenue correlate to the Actual Payout Multiplier (as defined below). No bonus shall be payable if Green Dot fails to achieve at least 90% of the applicable target of either metric, even if Green Dot achieves at least 90% of the target of the other metric.

Metric 2: Profit Before Tax (as a % of target)	% of Target	Metric 1: Annual Revenue (as a % of Target)
		90%	92.5%	95%	97.5%	100%	105%	110%	115%	120%
	120%	100%	106%	113%	119%	125%	131%	138%	144%	150%
	115%	94%	100%	106%	113%	119%	125%	131%	138%	144%
	110%	88%	94%	100%	106%	113%	119%	125%	131%	138%
	105%	81%	88%	94%	100%	106%	113%	119%	125%	131%
	100%	75%	81%	88%	94%	100%	106%	113%	119%	125%
	97.5	69%	75%	81%	88%	94%	100%	106%	113%	119%
	95%	63%	69%	75%	81%	88%	94%	100%	106%	113%
	92.5	56%	63%	69%	75%	81%	88%	94%	100%	106%
	90%	50%	56%	63%	69%	75%	81%	88%	94%	100%
As illustrated in the table above, Participants can achieve 100% of their target bonus amount under this Plan under varying degrees of performance. For example, Participants would earn 100% of their target bonus amount if Green Dot achieves 95% and 110% of the target PBT and Annual Revenue, respectively, or 120% and 90% of the target PBT and Annual Revenue Respectively. The minimum bonus payable is 50% of target upon Green Dot achieving 90% of the target of each of PBT and Annual Revenue, and the maximum bonus payable is 150% of target upon Green Dot achieving 120% or more of the target of each of PBT and Annual Revenue. For example, a Participant with a $150,000 annual base salary for 2012 would, at 100% of target, receive a bonus of $60,000 ($150,000 (base salary) x 40% (% of base salary) x 100% (Actual Payout Multiplier).
“PBT” means the amount of income before income taxes for the year ending December 31, 2012 reflected in Green Dot's consolidated statements of operations less the impact of employee stock-based compensation expense, stock-based retailer incentive compensation expense and other non-recurring items. Other non-recurring items to be excluded from income before income taxes for purposes of computing PBT are subject to the review and approval of the Committee. Furthermore, the Committee may exercise discretion to exclude certain items from the calculation of profit before tax for purposes of the Plan. The Committee shall establish the PBT target and communicate it to Participants.
“Annual Revenue” means the amount of total operating revenue for the year ending December 31, 2012 reflected in Green Dot's consolidated statements of operations less the impact of stock-based retailer incentive compensation expense and other non-recurring items. The Committee shall establish the Annual Revenue and communicate it to Participants.
“Actual Payout Multiplier” means the percentage set forth in the table above when Green Dot's achievement of each of the PBT metric and Annual Revenue metric are correlated. For example, if Green Dot achieves 105% of the target of the PBT metric and 95% of the target of the Annual Revenue metric, then the Actual Payout Multiplier would be 94%.
Recoupment
In the event that (i) achievement of the PBT and Annual Revenue metrics under the Plan is based on financial results that were subsequently the subject of a substantial restatement of Green Dot financial statements filed with the Securities and Exchange Commission and (ii) a Participant's fraud or intentional illegal conduct materially contributed to such financial restatement, then, in addition to any other remedies available to Green Dot under applicable law, to the extent permitted by law and as the Board of Directors, in its sole discretion, determines appropriate, Green Dot may require recoupment of all or a portion of any after-tax portion of any bonus paid to such participant under the Plan, less compensation that would have been earned by the individual based upon the restated financial results.

General
Nothing contained herein shall be construed as conferring upon any participant the right to continue in the employ of Green Dot as an employee and employment with Green Dot is employment at-will, terminable by either party at any time for any reason.
The Plan shall be binding upon and inure to the benefit of Green Dot, its successors and assigns and, with respect to any earned but unpaid bonus, to the participant and his or her heirs, executors, administrators and legal representatives. The Plan shall be construed in accordance with and governed by the laws of the State of California.
No amounts payable under the Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay bonus amounts shall at all times be an unfunded and unsecured obligation of Green Dot, and Green Dot shall not be required to incur indebtedness to fund any bonus amounts under the Plan unless otherwise directed to do so by the Committee. Participants shall have the status of general creditors. The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.
Any questions regarding this Plan should be directed to Green Dot's Compensation Committee of the Board of Directors.

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